EXHIBIT 10.2

55 MIDDLESEX TURNPIKE

OFFICE SPACE RIDER

Between

DIGITAL 55 MIDDLESEX, LLC

as Landlord

and

CONSTANT CONTACT, INC.

as Tenant

Dated

May 11, 2012

SCHEDULE “1”

CERTAIN DEFINED TERMS

“Building Office Standard” shall mean and refer to the type, grade, quantity and design of materials and construction as are customarily utilized by Landlord in the Building for the construction of “garden-variety” office uses.

“Landlord” shall mean and refer to the Landlord set forth in Item 1 of the Basic Rider Information.

“Landlord’s OS Installations” shall mean and refer to the installations defined as such, as set forth on Exhibit “E”, attached hereto.

“Landlord’s OS Repair Obligations” shall mean and refer to Landlord’s obligations to arrange for the repair and maintenance of the foundation, exterior walls and roof of the Building; the Common Areas within the Building; and the HVAC systems serving the OS Premises and/or the Common Areas of the Building.

“Lease” shall mean that certain Datacenter Lease related to Suites 405, 407, 409, 418A in the Building, having an Effective Date of January 1, 2011, by and between Landlord and Tenant, as amended from time to time.

“Maximum Structural Load - OS” shall mean and refer to the Maximum Structural Load - OS set forth in Item 12 of the Basic Rider Information.

“New OS Tenant Space” shall mean the premises to which the OS Tenant Space is being relocated and re-assigned pursuant to Section 1.4 of the Standard Rider Provisions.

“OS Base Rent” shall mean and refer to the amounts of OS Base Rent set forth in Item 6 of the Basic Rider Information.

“OS Demising Walls” shall mean and refer to Building Office Standard drywall office demising walls.

“OS Electrical Metering Equipment” shall mean and refer to a Building Office Standard electrical metering device (or electrical metering devices) compatible with Landlord’s energy management system for monitoring electricity provided to and/or used in the OS Tenant Space.

“OS Electricity Consumption Threshold” shall mean and refer to the amount of electrical power specified in Item 11 of the Basic Rider Information.

“OS Permitted Use” shall mean and refer to the OS Tenant Space being used only for general office purposes in accordance with Applicable Law.

“OS Rider Term” shall mean and refer to the period described in Item 4 of the Basic Rider Information, subject to the terms of such Item 4.

“OS Rules and Regulations” shall mean and refer to Landlord’s rules and regulations for the OS Tenant Space, as same may be amended from time to time by Landlord in Landlord’s reasonable discretion.

“OS Tenant Space” shall mean and refer to the OS Tenant Space set forth in Item 5 of the Basic Rider Information.

“Tenant” shall mean and refer to the Tenant set forth in Item 2 of the Basic Rider Information.

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55 MIDDLESEX TURNPIKE

OFFICE SPACE RIDER

This Office Space Rider (this “Rider”) is entered into as of the OS Effective Date by and between Landlord and Tenant with reference to the following:

R E C I T A L S

A. Tenant leases Tenant Space in the Building from Landlord pursuant to the Lease.

B. Landlord desires to lease to Tenant certain office space within the Building and Tenant desires to lease such space, pursuant to the terms and conditions of this Rider.

C. Unless otherwise specifically indicated to the contrary, all initially capitalized terms contained in this Rider shall have the meanings set forth on Schedule “1”, attached to this Rider. All initially capitalized terms contained in this Rider, but not otherwise defined in this Rider, shall have the meanings ascribed to them in the Lease.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, Landlord and Tenant agree to the following terms of this Rider, which shall supplement the Lease as of the OS Effective Date:

BASIC RIDER INFORMATION

1. Landlord:	Digital 55 Middlesex, LLC, a Delaware limited liability company

2. Tenant:	Constant Contact, Inc., a Delaware corporation

3. OS Effective Date/OS Commencement Date:

a. OS Effective Date:	May 11, 2012, being the latest of the parties’ respective dates of execution of this Rider, as set forth on the signature page of this Rider (and which date shall be inserted in this Item 3 by Landlord, upon Landlord’s counter-execution of this Rider).

b. OS Commencement Date:	June 1, 2012

4. OS Rider Term:	Commencing on the OS Commencement Date and continuing until the expiration or earlier termination of the term of the Lease (as same may be extended or reduced from time to time in accordance with the terms of the Lease), such that the OS Rider Term shall be coterminous with the Term of the Lease.

5. OS Tenant Space:	Approximately 135 square feet in Suite 317 on the first (1st) floor of the Building, as depicted on the diagram of the OS Tenant Space contained on Exhibit “A”, attached hereto.

6. OS Base Rent:	$0.00 per month during the OS Rider Term

7. Intentionally Deleted.	Intentionally Deleted.

8. Intentionally Deleted.	Intentionally Deleted.

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9. Intentionally Deleted.	Intentionally Deleted.

10. Intentionally Deleted.	Intentionally Deleted.

11. OS Electricity Consumption Threshold:	1 total kW for lighting and below ceiling convenience power.

12. Maximum Structural Load - OS:	One hundred fifty (150) pounds of live load per square foot.

13. OS Rules and Regulations:	The current version of the OS Rules and Regulations is attached hereto as Exhibit “G”.

This Rider shall consist of the foregoing Basic Rider Information, and the provisions of the Standard Rider Provisions below “Schedule 1”, above, and Exhibits “A” through “G”, all of which are incorporated herein by this reference as of the OS Effective Date. In the event of any conflict between the provisions of the Basic Rider Information and the provisions of the Standard Rider Provisions, the Basic Rider Information shall control.

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STANDARD RIDER PROVISIONS

1. OS TENANT SPACE.

1.1 OS Tenant Space. Upon and subject to the terms and conditions of this Rider, the Lease is hereby modified to reflect that Landlord does hereby lease, demise and let unto Tenant and Tenant does hereby lease from Landlord the OS Tenant Space, to have and to hold for the OS Rider Term.

1.2 Condition of OS Tenant Space. Tenant agrees that, subject to Landlord’s completion of Landlord’s OS Installations, Tenant shall be deemed to have accepted the OS Tenant Space in its “AS IS, WHERE IS” condition on the OS Commencement Date. Except for Landlord’s OS Installations, Landlord shall have no obligation to perform any work in the OS Tenant Space (including, without limitation, demolition of any improvements existing therein or construction of any tenant finish-work or other improvements therein), and Landlord shall not be obligated to reimburse Tenant or provide an allowance for any costs related to the demolition or construction of improvements therein. Tenant acknowledges that, except as expressly set forth herein, no representation or warranty (express or implied) has been made by Landlord as to the condition of the OS Tenant Space or its suitability or fitness for Tenant’s intended purpose.

1.3 Delivery of OS Tenant Space. Landlord shall use commercially reasonable efforts to cause Landlord’s OS Installations to be completed prior to the OS Commencement Date. In the event, however, that Landlord’s OS Installations have not been completed by the OS Commencement Date, Landlord shall not be deemed in default hereunder, provided that Landlord is working diligently using commercially reasonable efforts after the OS Commencement Date to complete the installation of Landlord’s OS Installations.

1.4 Rights Reserved to Landlord. Landlord reserves the right to relocate the OS Tenant Space to some other space of Landlord’s choosing of approximately the same dimensions and size within the Building without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoffs or abatement of OS Base Rent due under this Rider; provided, however, that if Landlord exercises Landlord’s option to remove and relocate Tenant in the New OS Tenant Space, then Tenant shall be required to pay the same per square foot rates of OS Base Rent, as is represented in this Rider. Nothing herein contained shall be construed to relieve Tenant, or imply that Tenant is relieved, of the liability for or obligation to pay any additional rental due by reason of any of the other provisions of this Rider, which provisions shall be applied to the New OS Tenant Space. Tenant agrees that Landlord’s exercise of Landlord’s option to remove and relocate Tenant shall not terminate the Lease or this Rider or release Tenant, in whole or in part, from Tenant’s obligation to pay the rental and perform the covenants and agreements hereunder for the full OS Rider Term. In the event of any such relocation, this Rider shall continue in full force and effect with no change in the terms, covenants or conditions hereof other than the substitution of the New OS Tenant Space for the OS Tenant Space. Upon request from Landlord, Tenant shall execute an amendment to this Rider reflecting the aforesaid change. Landlord agrees that the New OS Tenant Space shall be decorated by Landlord at Landlord’s sole cost and expense. Landlord shall have the right, in Landlord’s sole discretion, to use such decorations and materials from the OS Tenant Space, or other materials, so that the New OS Tenant Space shall be comparable in its interior design and decoration to the OS Tenant Space. Landlord shall use commercially reasonable efforts to effect such relocation or reconfiguration in a manner that minimizes to the extent practical any interruption or adverse effect on Tenant’s operations in the OS Tenant Space. Landlord shall provide Tenant no less than thirty (30) calendar days’ prior notice of all such relocations or reconfigurations. Following receipt of such notice, if said relocation or reconfiguration requires the movement of any of Tenant’s equipment or property, Tenant shall relocate Tenant’s equipment or property to the new location within the Building which is designated by Landlord and reasonably acceptable to Tenant. Landlord shall reimburse Tenant for all of the reasonable, out-of-pocket costs actually incurred by Tenant in so relocating its equipment or property. Tenant’s right to reimbursement to the extent provided above in this Section 1.4 shall be Tenant’s sole remedy in the event Landlord elects to relocate the OS Tenant Space, and Tenant shall not be entitled to any additional compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the OS Tenant Space resulting from such relocation.

2. OS RIDER TERM. The term of this Rider, and Tenant’s obligation to pay OS Base Rent and other sums due under this Rider, if any, shall commence on the OS Commencement Date and shall continue in effect for the OS Rider Term, unless this Rider is earlier terminated as provided herein.

3. OS BASE RENT AND OTHER CHARGES.

3.1 OS Base Rent. Commencing on the OS Commencement Date, Tenant shall pay OS Base Rent for the OS Tenant Space in the amounts set forth in Item 6 of the Basic Rider Information, above. The OS Base Rent shall be paid in monthly installments in advance on the first day of each and every calendar month concurrently with, and in the same manner, that Base Rent is paid under the Lease. Except as provided above, Tenant shall not pay any installment of Rent more than one (1) month in advance.

3.2 Intentionally Deleted.

3.3 OS Base Rent and Charges. The OS Base Rent and all other charges under this Rider are in addition to, and not in lieu of, Base Rent and all other charges under the Lease, and shall constitute Rent under the Lease. For the avoidance of doubt, Tenant acknowledges and agrees that all Rent due under this Rider shall be subject to the terms of Section 3.4 of the Standard Lease Provisions of the Lease.

3.4. Intentionally Deleted.

3.5. Electrical Power.

3.5.1 Landlord shall furnish electricity to the OS Tenant Space in the amount of the OS Electricity Consumption Threshold set forth in Item 11 of the Basic Rider Information of this Rider. The obligation of Landlord to provide electricity to the OS Tenant Space shall be subject to the rules, regulations and requirements of the supplier of such electricity and of any governmental authorities regulating providers of electricity and shall be limited to providing the OS Electricity Consumption Threshold. Landlord shall have no responsibility to provide Back-Up Power for use in the OS Tenant Space.

3.5.2 Electricity Provided. Tenant’s electricity consumption for the OS Tenant Space is included in the OS Base Rent set forth in Item 6 of the Basic Rider Information.

3.6. OS Electricity Consumption Threshold. Tenant’s actual electricity consumption for the OS Tenant Space, as reasonably determined by Landlord pursuant to such measurement method or methods as Landlord shall employ from time to time (including, without limitation, the use of the OS Electrical Metering Equipment and/or pulse meters, electrical surveys and/or engineer’s estimates), shall not at any time, exceed the OS Electricity Consumption Threshold. The electrical power drawn by all equipment (belonging to Tenant or otherwise) located within the OS Tenant Space shall be included in the calculation of Tenant’s actual electricity consumption for the OS Tenant Space. In the event that the power consumption in the OS Tenant Space exceeds the OS Electricity Consumption Threshold, Tenant agrees to take immediate action to cause power consumption in the OS Tenant Space to be at or below the OS Electricity Consumption Threshold.

3.7. Maximum Structural Load - OS. Tenant shall not place a load upon the OS Tenant Space exceeding the Maximum Structural Load - OS.

4. USE.

4.1 OS Permitted Use. The OS Tenant Space may be used only for the OS Permitted Use. Tenant shall not use any portion of the OS Tenant Space as a datacenter or telecommunications facility or similar use. If Tenant uses all or any portion of the OS Tenant Space for any use other than the OS Permitted Use, in addition to all other rights and remedies given Landlord hereunder or by law or in equity, the Tenant shall be required to pay monthly, as Additional Rent, an amount equal to the product of the number of rentable square feet in the OS Tenant Space multiplied by the monthly base rental rate then being quoted by Landlord to prospective tenants for space in the Building to be used as a datacenter or a telecommunications facility.

4.2 OS Tenant Space Access. Subject to all of the terms and conditions of this Rider and the Lease, Tenant shall quietly have, hold and enjoy the OS Tenant Space without hindrance from Landlord or any person or entity claiming by, through or under Landlord. Subject to the terms and conditions of the Lease and this Rider (including, without limitation, the OS Rules and Regulations), Landlord’s Access Control Systems and Force Majeure, Tenant shall have access to the OS Tenant Space twenty-four (24) hours per day, seven (7) days per week. Tenant and its Tenant Parties shall comply with the OS Rules and Regulations. Tenant acknowledges that Landlord may revise the OS Rules and Regulations from time to time.

4.3 Services to be Provided by Landlord. Subject to the OS Rules and Regulations, Landlord shall furnish Tenant, at Landlord’s expense, while Tenant is occupying the OS Tenant Space and is not in default hereunder, the following services during the OS Rider Term:

(1) Air conditioning and heating in season, Monday through Friday from 8:00 a.m. to 6:00 p.m., and on Saturday from 9:00 a.m. to 1:00 p.m., at such temperatures and in office-use standard amounts for the Building, but such service on Saturday after 1:00 p.m., Sundays and holidays to be furnished only upon the request of Tenant, who shall bear the cost thereof. Tenant acknowledges that such service and temperature may be subject to change by local, county, state or federal regulation. Whenever machines or equipment that generate abnormal heat are used in the OS Tenant Space which affect the temperature otherwise maintained by the air conditioning system, Landlord shall have the right to install supplemental air conditioning in the OS Tenant Space, and the cost thereof, including the cost of installation, operation, use and maintenance, shall be paid by Tenant to Landlord as Additional Rent upon demand.

(2) Water at those points of supply provided for general use.

(3) Janitor service in and about the Building, and the OS Tenant Space, as may in the judgment of Landlord be reasonably required; however, Tenant shall pay the additional costs attributable to the cleaning of improvements within the OS Tenant Space other than building standard improvements.

(4) Intentionally Deleted.

(5) Replacement of fluorescent lamps in the building standard ceiling mounted fixtures installed by Landlord and incandescent bulb replacement in all public areas; provided, however, that if Landlord determines that a building standard ceiling mounted fixture is not accessible to Landlord, Landlord shall furnish the fluorescent lamps to Tenant and Tenant shall be responsible, at its cost, for replacing such lamps.

4.4 Interruption of Services. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense of any type which Tenant may sustain or incur if the quantity or character of the utility provided electric service to the OS Tenant Space is changed, is no longer available, or is no longer suitable for Tenant’s requirements. No interruption or malfunction of any electrical or other service (including, without limitation, HVAC) to the OS Tenant Space (or to any other portion of the Building or Property) shall, in any event, (i) constitute an eviction or disturbance of Tenant’s use and possession of the OS Tenant Space, (ii) constitute a breach by Landlord of any of Landlord’s obligations under the Lease or this Rider, (iii) render Landlord liable for damages of any type or entitle Tenant to be relieved from any of Tenant’s obligations under the Lease or this Rider (including the obligation to pay OS Base Rent, Additional Rent, or other charges), (iv) grant Tenant any right of setoff or recoupment, (v) provide Tenant with any right to terminate the Lease or this Rider, or (vi) make Landlord liable for any injury to or interference with Tenant’s business or any punitive, incidental or consequential damages (of any type), whether foreseeable or not, whether arising from or relating to the making of or failure to make any repairs, alterations or improvements, or whether arising from or related to the provision of or failure to provide for or to restore any service in or to any portion of the OS Tenant Space, the Property, or the Building. In the event of any interruption, however, Landlord shall employ commercially reasonable efforts to restore such service or cause the same to be restored in any circumstances in which such restoration is within the reasonable control of Landlord.

5. MAINTENANCE; ALTERATIONS.

5.1 Landlord’s Maintenance. Aside from Landlord’s OS Repair Obligations, Landlord shall have no repair and maintenance obligations in connection with the OS Tenant Space. Subject to Section 6 below, Landlord shall be responsible for Landlord’s OS Repair Obligations, all as necessary to maintain such elements of the Building and the OS Tenant Space in a first class, clean, and safe condition. In the event that the OS Tenant Space becomes in need of repairs which are within Landlord’s OS Repair Obligations, Tenant shall give immediate notice to Landlord of the nature of such repair needs; and Landlord shall cause such repairs to be completed within thirty (30) days after such request, or such additional reasonable period of time as is reasonably necessary to repair such condition(s).

5.2 Tenant’s Maintenance. Aside from Landlord’s OS Repair Obligations, during the OS Rider Term, Tenant shall, at Tenant’s sole cost and expense, maintain the OS Tenant Space and Tenant’s property, fixtures and equipment therein in clean, safe and good condition, in as good condition as when Tenant took possession, ordinary wear and tear excepted. If Tenant fails to perform its covenants of maintenance and repair hereunder, or if Tenant or any of Tenant’s technicians or representatives physically damages the OS Tenant Space, the personal property of any other tenant or anything else in the Building or the Property, Landlord may, but shall not be obligated to, perform all necessary or appropriate maintenance and repair, and any amounts expended by Landlord in connection therewith, plus an administrative charge of ten percent (10%), shall be reimbursed by Tenant to Landlord as Additional Rent upon demand.

5.3 Alterations; Fixtures.

5.3.1 Tenant will make no alteration, change, improvement, repair, replacement or physical addition in or to the OS Tenant Space or the Building without the prior written consent and approval of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. All materials introduced into the OS Tenant Space and/or the Property must be consented to in advance by Landlord. All cable installed in the OS Tenant Space and/or otherwise at the Property must be plenum rated. If such prior written consent of Landlord is granted, the work in such connection shall be at Tenant’s expense by workmen and contractors approved in advance in writing by Landlord and in a manner and upon terms and conditions and at times that are reasonably satisfactory to and reasonably approved in advance in writing by Landlord. In any instance where Landlord grants such consent, Landlord may grant such consent contingent and conditioned upon Tenant’s contractors, laborers, materialmen and others furnishing labor or materials for Tenant’s job working in harmony and not interfering with any labor utilized by Landlord, Landlord’s contractors or mechanics or by any other tenant or such other tenant’s contractors or mechanics; and if at any time such entry by one (1) or more persons furnishing labor or materials for Tenant’s work shall cause disharmony or interference for any reason whatsoever without regard to fault, the consent granted by Landlord to Tenant may be withdrawn at any time upon written notice to Tenant.

5.3.2 Tenant shall remove Tenant’s trade fixtures, office supplies and movable office furniture and equipment not attached to the Building prior to the expiration of the OS Rider Term. All other property in the OS Tenant Space and any alteration or addition to the OS Tenant Space (including wall-to-wall carpeting, paneling or other wall covering) and any other article attached or affixed to the floor, wall or ceiling of the OS Tenant Space or the Building shall, upon such expiration or termination, become the property of Landlord, shall be surrendered in good condition, normal wear and tear excepted, and shall remain upon, and be surrendered with, the OS Tenant Space or the Building, as applicable, as part thereof at the expiration of the OS Rider Term, Tenant hereby waiving all rights to any payment or compensation therefor; provided, however, that Tenant shall, in any event, remove all cabling, including, without limitation, telephone and computer cabling, installed in the OS Tenant Space and/or the risers of the Building in connection with Tenant’s lease of the OS Tenant Space. If, however, Landlord so requests in writing, Tenant will, prior to the termination of this Rider, remove in a good and workmanlike manner any and all alterations, additions, fixtures, equipment and property placed or installed by Tenant in or about the OS Tenant Space and/or the Building, including, without limitation, above ceiling alterations, and will repair any damage occasioned by such removal.

6. MISCELLANEOUS.

6.1 Incorporation; Amendment; Merger. The OS Tenant Space shall be deemed to be a part of the Tenant Space under the Lease for the purposes of Sections 4.1, 6.3.1, 6.3.2, 8.4, 9, 10, 13, 14 and 15. This Rider, along with any exhibits and attachments or other documents referred to herein, all of which are hereby incorporated into this Rider by this reference, constitutes the entire and exclusive agreement between Landlord and Tenant relating to the OS Tenant Space, and each of the aforementioned documents may be altered, amended or revoked only by an instrument in writing signed by the party to be charged thereby. All prior or contemporaneous oral or written agreements, understandings and/or practices relative to the leasing or use of the OS Tenant Space are merged herein or revoked hereby. This Rider is hereby incorporated into the Lease by this reference.

6.2 Effectiveness of Rider. This Rider shall not be binding or effective until the parties have executed and delivered an original or counterpart hereof to each other.

6.3 Authority. Landlord and Tenant hereby represent to one another that the persons executing this Rider on behalf of Landlord and Tenant are duly authorized to execute and deliver this Rider pursuant to their respective by-laws, operating agreement, resolution or other legally sufficient authority. Further, Landlord and Tenant represent to one another that (i) if it is a partnership, the undersigned are all of its general partners, (ii) it has been validly formed or incorporated, (iii) it is duly qualified to do business in the state in which the Property is located, and (iv) this Rider is being executed on its behalf and for its benefit.

6.4 Counterparts; Delivery by Facsimile or E-mail. This Rider may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Rider. Landlord and Tenant agree that the delivery of an executed copy of this Rider by facsimile or e-mail shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Rider had been delivered.

6.5 Confidentiality. Each party agrees that (i) the terms and provisions of this Rider are confidential and constitute proprietary information of the parties; and (ii) as such, the terms and provisions of this Rider are, and shall be, subject to the terms of Section 17.19 of the Lease.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Rider on the respective dates set forth below to be effective as of the OS Effective Date.

LANDLORD:

DIGITAL 55 MIDDLESEX, LLC, a Delaware limited liability company

By:	Digital Realty Trust, L.P.,
a Maryland limited partnership,
its sole member and manager

	By:	Digital Realty Trust, Inc.,
a Maryland corporation,
its general partner

		By:	/s/ Robert W. Holmes
		Name:	Robert W. Holmes
		Its:	Vice President

Date:	May 11, 2012

TENANT:

CONSTANT CONTACT, INC., a Delaware corporation

By:	/s/ John Walsh
Name:	John Walsh
Title:	Senior Vice President, Engineering and Operations

Date:	May 10, 2012

EXHIBIT “A”

DEPICTION OF OS TENANT SPACE

EXHIBIT “B”

INTENTIONALLY DELETED

EXHIBIT “C”

INTENTIONALLY OMITTED

EXHIBIT “D”

INTENTIONALLY OMITTED

EXHIBIT “E”

LANDLORD’S OS INSTALLATIONS

Landlord agrees to cause:

1. The OS Demising Walls to be constructed in the OS Tenant Space, approximately as set forth on Exhibit “A” attached hereto.*

2. The OS Demising Walls to be painted with Building Office Standard type, color and quantity of paint.*

3. Building Office Standard flooring to be installed in the OS Tenant Space.*

4. Card reader for access to the OS Tenant Space (same specifications as contemplated under Exhibit E to the Lease).*

*	Landlord agrees to complete Landlord’s OS Installations at Landlord’s sole cost and expense; provided, however, in the event that Tenant requests changes to the foregoing description of Landlord’s OS Installations (including any request for other than “Building Office Standard” materials, design and/or quantity), Tenant shall bear the incremental costs related to all such change requests, and shall pay the same to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor from Landlord.

EXHIBIT “F”

INTENTIONALLY DELETED

EXHIBIT “G”

OS RULES AND REGULATIONS

1. Upon termination of this Rider, Tenant agrees to return all keys to Landlord.

2. Tenant shall refer all contractors, contractor’s representatives and installation technicians rendering any service to Tenant, to Landlord for Landlord’s supervision, approval and control before performance of any contractual service. This provision shall apply to all work performed in the Building, including, without limitation, installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

3. Movement in and out of the Building of furniture, office equipment or other bulky materials, or movement through Building entrances or lobby, or dispatch or receipt by Tenant of any merchandise or materials which requires use of elevators or stairways shall be restricted to hours designated by Landlord. All such movement shall be under supervision of Landlord and in the manner agreed between Tenant and Landlord by prearrangement before performance of any such movement. Such prearrangements initiated by Tenant shall include determination by Landlord, and subject to Landlord’s decision and control, of the time, method and routing of movement, and limitations imposed by safety or other concerns which may prohibit any article, equipment or any other item from being brought into the Building. Tenant shall assume all risk as to damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for Tenant from the time of entering property to completion of work.

4. No signs, advertisements or notices shall be allowed in any form on windows or doors inside or outside the OS Tenant Space or any other part of the Building, and no signs except in uniform location and uniform styles fixed by Landlord shall be permitted on exterior identification pylons, if any, in the public corridors or on corridor doors or entrances to the OS Tenant Space. All signs shall be contracted for by Landlord for Tenant at the rate fixed by Landlord from time to time, and Tenant shall be billed and pay for such service accordingly upon demand.

5. No draperies, shutters, or other window covering shall be installed on exterior windows or walls or windows and doors facing public corridors without Landlord’s written approval. Landlord shall have the right to require installation and continued use of uniform window covering for such windows.

6. No portion of the OS Tenant Space or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.

7. Tenant shall not place, install or operate in the OS Tenant Space or in any other part of the Building any machinery or conduct mechanical operations, or place or use in or about the OS Tenant Space any explosives, gasoline, kerosene, oil, acids, caustics or any other inflammable, explosive or hazardous materials, fluid or substance without the prior written consent of Landlord.

8. Landlord shall not be responsible for lost or stolen personal property, equipment, money or jewelry from the OS Tenant Space or public rooms regardless of whether such loss occurs when any such area is locked against entry or not.

9. No birds or animals shall be brought into or kept in or about the OS Tenant Space or any other part of the Building.

10. None of the entries, sidewalks, vestibules, elevator shafts, passages, doorways or hallways and similar areas shall be blocked or obstructed, or any rubbish, litter, trash or material of any nature placed, emptied or thrown into such areas, or such areas be used at any time for any purpose except for ingress or egress by Tenant, Tenant’s agents, employees or invitees to and from the OS Tenant Space and for going from one to another part of the Building.

11. Tenant and Tenant’s employees, agents and invitees shall observe and comply with the driving and parking signs and markers on the premises or parking facilities surrounding the Building.

12. Landlord shall have the right to prescribe the weight and position of safes, computers and other heavy equipment which shall, in all cases, in order to distribute their weight, stand on supporting devices approved by Landlord. All damage done to the OS Tenant Space or to the Building by placing in or taking out any property of Tenant, or done by Tenant’s property while in the OS Tenant Space or the Building, shall be repaired immediately at the sole expense of Tenant.

13. Plumbing fixtures and appliances shall be used only for purposes for which constructed, and no sweeping, rubbish, rags or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant, or Tenant’s agents or employees shall be paid by Tenant, and Landlord shall not in any case be responsible therefor.

14. Tenants on multi-tenant floors shall keep all entrance doors to the OS Tenant Space closed at all times.

15. Landlord reserves the right to rescind any of these rules and make such other and further reasonable rules and regulations as in Landlord’s judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees and invitees, which rules when made and notice thereof given to a tenant shall be binding upon such tenant in like manner as if originally prescribed.